EXHIBIT 5.01

[Letterhead of Fenwick & West LLP]

June 14, 2012

Symantec Corporation

350 Ellis Street

Mountain View, CA 94043

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-169330) (the “Registration Statement”) filed by Symantec Corporation, a Delaware corporation (the “Company”), on or about September 13, 2010 with the United States Securities and Exchange Commission (the “Commission”) under Rule 462(e) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance and sale, from time to time by the Company pursuant to Rule 415 under the Securities Act of (i) shares of the Company’s common stock, par value $0.01 per share and (ii) one or more series of its debt securities (the “Debt Securities”) issuable pursuant to an indenture (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), with an indeterminate aggregate principal amount or offering price of the Debt Securities of each identified class being registered as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(r) under the Securities Act.

The Company currently proposes to sell, pursuant to the terms of the Indenture, up to an aggregate of $1,000,000,000 of Debt Securities consisting of up to an aggregate of $600,000,000 principal amount of the Company’s 2.750% Senior Notes due 2017 and up to an aggregate of $400,000,000 principal amount of the Company’s 3.950% Senior Notes due 2022 (collectively, the “Takedown Securities”), under the Registration Statement (the “Offering”), all of which will be sold pursuant to the Underwriting Agreement, dated as of June 11, 2012, by and among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC and the entities named on Schedule II, each referred to as “Underwriters” (the “Underwriting Agreement”).

In rendering this opinion, we have examined such matters of law as we considered necessary for the purposes of rendering this opinion. As to matters of fact material to the opinions expressed herein, we have examined the following:

(1)

The Company’s Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 20, 2004 and certified by the Delaware Secretary of State on October 16, 2009 (as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed with and the Delaware Secretary of State on July 1,

2005 and certified by the Delaware Secretary of State on October 16, 2009, and as further amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 31, 2009 and certified by the Delaware Secretary of State on October 16, 2009) and the Certificate of Designations of Series A Junior Participating Preferred Stock, filed with and certified by the Delaware Secretary of State on December 16, 2004 and certified by the Delaware Secretary of State on October 16, 2009 (collectively, the “Certificate of Incorporation”);

(2)	the Company’s Amended and Restated Bylaws, approved by the Company’s Board of Directors (the “Board”) on May 1, 2012 and certified by the Company’s Secretary on June 14, 2012 as being complete and in full force and effect as of the date of this opinion (the “Bylaws”);

(3)	the following minutes of meetings and actions by written consent of the Company’s Board and stockholders (the “Stockholders”) at which, or pursuant to which, the Certificate of Incorporation and Bylaws were approved: (i) the minutes of meetings of the Board held on July 20, 2004, December 15, 2004, and July 28, 2009 in which resolutions were adopted by the Board adopting and approving the Certificate of Incorporation; (ii) Annual Meetings of the Stockholders held on September 14, 2004 and June 24, 2005 adopting and approving the Certificate of Incorporation; (iii) the draft minutes of a meeting of the Board held on May 1, 2012 adopting and approving the Bylaws;

(4)	Copies that have been certified to us by an officer of the Company as being true and complete copies of the (a) initial certificate of incorporation of the Company filed by the Company with the Delaware Secretary of State on April 19, 1988, (b) the action by the incorporator of the Company, dated April 21, 1988, (c) the bylaws of the Company initially adopted by the incorporator on April 21, 1988, and (d) the minutes and actions of the Board initially appointing officers and authorizing the initial share issuance of the Company;

(5)	the Registration Statement, together with the exhibits filed as a part thereof;

(6)	the base prospectus comprising part of the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement relating to the Securities dated June 11, 2012 (the “Preliminary Prospectus Supplement”), and the final prospectus supplement dated June 11, 2012 (such prospectus supplement together with the Base Prospectus and Preliminary Prospectus Supplement, the “Prospectus Supplement”);

(7)	the resolutions of the Board adopted at a meeting held on July 27, 2010, approving the filing of the Registration Statement; the resolutions of the Board adopted at a meeting held on May 1, 2012 approving the issuance of the Debt Securities, the Offering and other related matters (collectively, the “Resolutions”) and the written approval, dated June 11, 2012, the Company’s Chief Financial Officer (the “Authorized Officer”), approving the terms of the officer’s certificate described in (9) below to be delivered by the Company to the Trustee pursuant to the Indenture and the Takedown Securities, that have been certified to us by the Company’s Secretary and delivered to us by the Company for the purposes of rendering this opinion;

(8)	the fully executed Indenture;

(9)	the officer’s certificate dated June 14, 2012 signed by the Company and delivered by the Company to the Trustee pursuant to the terms of the Indenture;

(10)	the officer’s certificate dated September 16 2010 signed by the Company and delivered by the Company to the Trustee pursuant to the terms of the Indenture;

(11)	a Certificate of Good Standing issued by the Secretary of State of the State of Delaware, dated June 1, 2012 stating that the Company is in good standing under the laws of the State of Delaware has a legal corporate existence in the State of Delaware (the “Certificate of Good Standing”); and

(12)	an Opinion Certificate executed by the Company addressed to us and dated of even date herewith containing factual and other representations of the Company (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any documents reviewed by us, and the due authorization, execution and delivery of all documents where authorization, due execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that, if and to the extent that the Takedown Securities are issued in certificated form, the certificates representing the Debt Securities will be, when issued, properly signed by authorized officers of the Company or their agents, properly authenticated in accordance with the terms of the Indenture and delivered to the intended recipients with the intent that the Company be bound thereby.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Takedown Securities, there will not have occurred any change in law affecting the validity of the Takedown Securities. We also assume that the Indenture has been validly executed and delivered by the Trustee and that the Underwriting Agreement has been validly executed and delivered by the Underwriters.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information included in the documents referred to above and the representations and warranties made by representatives of the Company to us, including, but not limited to, those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and this opinion is rendered only with respect to, and no opinion is expressed herein concerning the application or effect of the laws of any jurisdiction other than, (i) the existing laws of the United States of America, (ii) the existing laws of the State of California, (iii) the Delaware General Corporation Law and reported judicial decisions interpreting those laws and (iv) solely with respect to whether or not the Takedown Securities are the valid and binding obligations of the Company, the existing laws of the State of New York.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Takedown Securities:

(a)	the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, assignments for the benefit of creditors, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors;

(b)	the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law; and

(c)	the effect of laws relating to usury or permissible rates of interest for loans, forebearances or the use of money.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the following opinion:

(1)	The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2)	The Takedown Securities to be issued and sold by the Company, when issued, sold and delivered (i) in the manner and for the consideration approved by the Authorized Officer in accordance with the Resolutions, (ii) as stated in the Prospectus Supplement, and (iii) pursuant to the terms of the Underwriting Agreement, will be validly issued if issued in certificated form, and will constitute valid and binding obligations of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Base Prospectus, the Prospectus Supplement. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

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This opinion is intended solely for use in connection with the issuance and sale of the Takedown Securities under the Registration Statement and is not to be relied upon for any other purpose. This opinion speaks as of the date first written above based solely on our understanding of facts in existence as of such date after the aforementioned examination, and we assume no obligation to advise you, or any other person or entity, of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP